Exhibit 99.1

Contact: Tu To	(213) 229-5436

FOR IMMEDIATE RELEASE – LOS ANGELES, CALIFORNIA, May 20, 2014

Daily Journal Corporation Receives Additional Notice Regarding Non-Compliance

With NASDAQ Listing Rules

      Daily Journal Corporation (NASDAQ:DJCO) announced today that, due to the delayed filing of its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014, the Company received, as expected, a notification letter from The NASDAQ Stock Market stating that the Company is not in compliance with NASDAQ Stock Market Rule 5250(c)(1), which requires the timely filing of all required periodic financial reports with the Securities and Exchange Commission (“SEC”). The NASDAQ letter was issued in accordance with standard NASDAQ procedures. The Company previously received notification letters from NASDAQ regarding the Company’s non-compliance with Rule 5250(c)(1) following its failure to timely file its Form 10-K for the fiscal year ended September 30, 2013 and its failure to timely file its Form 10-Q for the fiscal quarter ended December 31, 2013.

As previously announced, Ernst & Young, LLP, the Company’s registered independent public accounting firm, has not yet completed its audit of the Company’s financial statements for fiscal 2013 or its audit of the Company’s internal control over financial reporting. The Company is awaiting the completion of the audits.

NASDAQ has granted the Company until June 30, 2014 to regain compliance with the NASDAQ rule. The Company currently believes that it will be able to file its late annual report and quarterly reports by that deadline.

 Daily Journal Corporation publishes newspapers and web sites covering California and Arizona, as well as the California Lawyer magazine, and produces several specialized information services. Sustain Technologies, Inc., New Dawn Technologies, Inc. and ISD Technologies, Inc. are wholly-owned subsidiaries and supply case management software systems and related products to courts and other justice agencies.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release are “forward-looking” statements that involve risks and uncertainties that may cause actual future events or results to differ materially from those described in the forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “should,” “believes,” “will,” “plans,” “estimates,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents we file with the SEC.

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